EXHIBIT 99.1

NEWS RELEASE — For Immediate Release
Visteon elevates Stebbins to CEO; Johnston continues as executive chairman
VAN BUREN TOWNSHIP, Mich., May 14, 2008 — The board of directors of Visteon Corporation (NYSE: VC) today elected Donald J. Stebbins as president and chief executive officer, effective June 1, 2008. Stebbins, who was president and chief operating officer, succeeds Michael F. Johnston in the CEO role. Johnston will continue as executive chairman of the global automotive supplier.
Stebbins, 50, has been president and COO since joining Visteon in 2005, following 13 years in senior leadership positions with Lear Corp. Expanding Stebbins’ leadership role is a timely and logical step in Visteon’s long-term executive succession planning process, according to Johnston.
“The three-year plan that we launched in 2006 is successfully positioning Visteon for sustainable success,” Johnston said. “As we approach the conclusion of this phase of our transformation, it’s a logical time for Don to assume a greater role in steering the organization into the future.”
As CEO, Stebbins will lead the development and execution of Visteon’s long-term strategy while continuing to oversee the company’s global operations, sales, manufacturing, product development, research and development, and customer relations. Stebbins has more than 20 years of leadership experience and a solid history of performance in managing a global manufacturing business. He has served on Visteon’s board of directors since December 2006.
Johnston, 60, has been chairman and CEO since June 1, 2005. He joined Visteon in September 2000 as chief operating officer and president, and has held the CEO post since June 2004. Johnston has guided Visteon from a North America-focused parts supplier that was heavily dependent on one automaker, to a global engineering and manufacturing company with a focused product portfolio and a diversified customer and geographic base. As executive chairman, Johnston will concentrate on ensuring company policies and investments align with corporate strategy, interfacing with the board of directors, and fostering relationships with key customers and financial stakeholders.
In expanding Stebbins’ responsibilities, Visteon’s board cited his global and financial experience and his success restructuring, improving and growing Visteon’s operations in a challenging market environment. “Don’s appointment as CEO underscores his proven leadership and core strengths in global operations and finance, which have resulted in a more competitive cost structure and expanded capabilities in fast-growing markets such as the Asia Pacific region,” Johnston said.
Along with leading Visteon’s long-term strategy, Stebbins said his immediate priorities include successfully completing the remaining restructuring actions identified in Visteon’s three-year plan; continuing to improve quality, employee safety and efficiency; and generating profitable new business wins in Visteon’s core product areas.
“We have a tremendously talented and experienced leadership team,” Stebbins said. “Their abilities and energy, coupled with the strong working relationship that Mike and I have developed, give me every confidence that Visteon will continue taking positive steps and delivering on our commitments.”

Reporting to Stebbins will be William G. Quigley III, executive vice president and chief financial officer; John Donofrio, senior vice president and general counsel; Robert Pallash, senior vice president and president, global customer group; Dorothy L. Stephenson, senior vice president, human resources; the vice presidents of the three major product groups: Joy Greenway — climate, Terry Gohl — interiors and lighting, and Steve Meszaros — electronics; Asaf Farashuddin, vice president, strategy; and Julie Fream, vice president, North American customer group and global communications.
Donald J. Stebbins — Background
Stebbins joined Visteon from Lear Corp., where he was president and chief operating officer of Lear’s operations in Europe, Asia and Africa. Previously, he was president and COO of Lear’s operations in the Americas. Stebbins joined Lear in 1992 as vice president and treasurer. He held various financial positions of increasing responsibility with Lear, including a 1997 promotion to senior vice president and chief financial officer. Previously, he held positions at Bankers Trust Company and Citibank.
Stebbins holds a bachelor’s degree in finance from Miami University in Oxford, Ohio, where he is also a member of its Business Advisory Council. He holds a master’s degree in business administration from the University of Michigan. He has served on Visteon’s board of directors since December 2006. Additionally, he is a member of the board of directors of WABCO Holdings Inc.
About Visteon
Visteon Corporation is a leading global automotive supplier that designs, engineers and manufactures innovative climate, interior, electronic and lighting products for vehicle manufacturers, and also provides a range of products and services to aftermarket customers. With corporate offices in Van Buren Township, Mich. (U.S.); Shanghai, China; and Kerpen, Germany; the company has facilities in 26 countries and employs approximately 40,000 people.
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Contacts:
Media:	Investors:
Julie Fream	Derek Fiebig
734.710.7250 (office)	734.710.5800 (office)	Visteon Corporation
313.215.8946 (mobile)	313.319.3921 (mobile)	One Village Center Drive
jfream@visteon.com	dfiebig@visteon.com	Van Buren Twp., MI 48111